UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2011

Identive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900-B Carnegie Avenue, Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 4, 2011, Identive Group, Inc., a Delaware corporation (the “Company”) entered into a new executive employment agreement with Melvin Denton-Thompson, Chief Financial Officer of the Company (the “Agreement”). The Agreement replaces a prior agreement relating to the services of Melvin Denton-Thompson that expired on April 30, 2011 and contains the same material terms.

The Agreement is effective for a three-year term, commencing May 1, 2011, and may be renewed for an additional three-year period upon mutual consent of the Company and Mr. Denton-Thompson. Under the Agreement, Mr. Denton-Thompson is paid an annual base salary of EUR 225,000. He is also eligible to participate in the Company’s 2010 Bonus and Incentive Plan or any successor plan as in effect from time to time (the “Bonus Plan”) that sets forth target-oriented criteria for core management executives to receive annual target-oriented bonuses of up to a maximum of 200% of fixed salary, as previously disclosed. Mr. Denton-Thompson is entitled to customary benefits and five weeks of paid annual vacation. The Agreement is subject to certain other terms and provisions and includes a confidentiality and non-disclosure undertaking, which expires one year after expiration or termination of the Agreement. The Agreement may be terminated by the Company without cause upon twelve months’ notice, during which the Company must continue to pay Mr. Denton-Thompson’s salary and any bonus which he may have earned during such notice period

A copy of the Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated May 4, 2011, by and between Identive Group, Inc. and Melvin Denton-Thompson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

May 5, 2011	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated May 4, 2011, by and between Identive Group, Inc. and Melvin Denton-Thompson